Exhibit 99.1

Contact:
Sharps Compliance Corp. www.sharpsinc.com (713) 432-0300	David P. Tusa Senior Vice President & Chief Financial Officer dtusa@sharpsinc.com

SHARPS COMPLIANCE CORP. ANNOUNCES FIRST QUARTER OF
FISCAL YEAR 2004 RESULTS

HOUSTON, Texas, (November 3, 2003) — Sharps Compliance Corp. and subsidiaries (OTC BB: SCOM) (“Sharps” or the “Company”), leading providers of cost-effective medical waste disposal solutions for industry and consumers, announced its operating results for the quarter ended September 30, 2003.

For the three months ended September 30, 2003, the Company generated revenues of $2.0 million which was virtually flat when compared to the prior year first quarter revenue.

The Company realized an improved gross margin of 39% for the quarter ended September 30, 2003 versus a gross margin of 33% for the corresponding quarter of the prior year.

The Company reported an operating loss of $0.1 million for the quarter ended September 30, 2003, an improvement over the operating loss for the quarter ended September 30, 2002 of $0.2 million.

Regarding the results, Dr. Burt Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, “Although, the revenues for the quarter were slightly below our expectations, we are very pleased with the significant improvement in our gross margins to the near 40% level as well as the narrowing of our quarterly operating loss. This improved performance is a direct result of our refocus on pricing, operational efficiencies and an aggressive cost reduction program.”

Kunik added, “We are extremely focused on closing a number of sales opportunities in the industrial, commercial and other markets during the fiscal year 2004. Revenue from these opportunities is a critical component to our fiscal year 2004 Plan expectations. Additionally, our Plan reflects the continuing improvement in our gross margins as well as stability in our quarterly overhead. Achievement of the above should result not only in revenue growth but also significantly improved bottom-line performance.”

In September 2003, the Company announced the completion of a $500,000 private placement of 625,000 of the Company’s common stock.

In closing, Kunik stated, “We are very pleased with the recent completion of the $500,000 common stock equity raise. These funds along with our current credit arrangement are expected to be utilized not only to fund working capital but also the planned growth of the business”.

Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers.  The Company’s products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management’s residential and commercial customers.

The Company also has a mutually exclusive joint marketing agreement with McKesson Health Solutions (“McKesson”), a subsidiary of McKesson Corporation, to co-market and sell the Sharps Disposal by Mail System™ products and services to pharmaceutical manufacturers and biotechnology companies. McKesson is a leader in the design, implementation and management of marketing programs, specialty pharmaceutical services and patient support centers that help pharmaceutical and biotechnology manufactures successfully commercialize their products.

Sharps Compliance Corp.’s common stock trades on the OTC Bulletin Board under the symbol SCOM.

Any forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995.  Investors are cautioned that actual results may differ substantially from such forward-looking statements.  Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, customer relations, government supervision and regulation, changes in industry practices, changes in third-party expense reimbursement procedures, and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission.

(Financial Highlights Follow)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,

	2003	2002
	(Unaudited)	(Unaudited)

REVENUES	$1,997,212	$2,048,868

COSTS AND EXPENSES:
Cost of revenues	1,217,710	1,381,390
Selling, general and administrative	836,386	841,811
Depreciation and amortization	38,658	21,151

Operating loss	(95,542)	(195,484)

INTEREST (EXPENSE) INCOME, net	(21,035)	7,282

Net loss	$(116,577)	$(188,202)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.01)	$(0.02)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	9,960,811	9,822,023

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003	June 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$281,507	$135,884
Restricted cash	43,614	152,851
Accounts receivable, net	763,142	740,760
Inventory	403,786	299,136
Prepaid and other assets	100,253	125,808
Total current assets	1,592,302	1,454,439
Property and equipment, net	577,358	597,691
Intangible assets, net	1,950	—
Other assets	11,695	11,695
Total assets	$2,183,305	$2,063,825

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$462,575	$567,918
Accrued liabilities	279,073	226,427
Deferred revenue — pump return	186,461	205,125
Current portion of deferred revenue — incineration	102,799	108,547
Current portion of deferred revenue — transportation	460,644	476,630
Notes payable and current portion of long-term debt	261,932	407,374
Current maturities of capital lease obligations	31,835	36,501
Total current liabilities	1,785,319	2,028,522
Long-term deferred revenue — incineration, net of current portion	33,977	35,794
Long-term deferred revenue — transportation, net of current portion	159,094	164,142
Long-term debt, net of current portion	16,096	45,563
Obligations under capital lease, net of current maturities	110,156	102,314
Other	34,750	27,000
Total liabilities	2,139,392	2,403,335
Stockholders’ (deficit) equity:
Total stockholders’ (deficit) equity	43,913	(339,510)
Total liabilities and stockholders’ (deficit) equity	$2,183,305	$2,063,825